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                                                                  EXHIBIT 23.3

             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of SEEC, Inc. on Form S-3 of our report dated February 26, 2003, related to the consolidated balance sheet of Asera, Inc. and subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2001 and 2000 (which report expresses an unqualified opinion and contains an explanatory paragraph regarding Asera, Inc.'s ability to continue as a going concern), included in SEEC, Inc.'s Current Report on Form 8-K/A dated March 24, 2003. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
April 4, 2003